Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, March 7, 2018

NACCO INDUSTRIES, INC.
ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2017 RESULTS

Highlights:

•	Q4 2017 Consolidated income from continuing operations of $9.7 million vs. a consolidated loss from continuing operations of $4.6 million in Q4 2016

•	Q4 2017 Consolidated income from continuing operations includes a tax benefit of $4.5 million, or $0.65 per diluted share, related to U.S. tax reform legislation

•	Q4 2017 North American Coal income before income tax of $8.2 million vs. $1.1 million in Q4 2016

Cleveland, Ohio, Wednesday, March 7, 2018 - NACCO Industries, Inc. (NYSE: NC) today announced fourth quarter and full-year results for 2017. As a result of NACCO's spin-off of its housewares-related business in September 2017, the attached financial statements and related 2017 and 2016 financial information in this news release have been reclassified to reflect the housewares business' operating results as discontinued operations.
For the fourth quarter of 2017, NACCO reported consolidated revenues of $26.4 million and consolidated income from continuing operations of $9.7 million, or $1.40 per diluted share, which includes a provisional discrete tax benefit of $4.5 million, or $0.65 per diluted share, related to U.S. tax reform. For the fourth quarter of 2016, NACCO reported revenues of $25.3 million and a consolidated loss from continuing operations of $4.6 million, or $0.68 per diluted share.
For the year ended December 31, 2017, consolidated revenues were $104.8 million and consolidated income from continuing operations was $28.5 million, or $4.14 per diluted share, compared with consolidated revenues of $111.1 million and consolidated income from continuing operations of $3.0 million, or $0.43 per diluted share, for the year ended December 31, 2016. Full-year 2017 consolidated income from continuing operations includes a tax benefit of $3.1 million, or $0.45 per diluted share, related to U.S. tax reform. This full-year benefit differs from the $4.5 million fourth quarter benefit due to the fourth quarter reversal of a valuation allowance established in the third quarter of 2017 prior to the repeal of the corporate alternative minimum tax under U.S. tax reform enacted in December 2017. Full-year 2016 consolidated income from continuing operations includes a $17.4 million impairment charge, or $12.5 million after a tax benefit of $4.9 million, related to North American Coal's Centennial mining operation, which is no longer active.
NACCO's consolidated Adjusted EBITDA from continuing operations for the fourth quarter and year ended December 31, 2017 was $10.5 million and $46.1 million, respectively. Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results as defined in the reconciliation of GAAP results to Adjusted EBITDA, on page 8.

Consolidated Cash Flow from Continuing Operations and Liquidity Discussion
For the 2017 full year, NACCO generated consolidated cash flow before financing activities from continuing operations of $38.3 million, which was comprised of net cash provided by operating activities of $49.0 million less net cash used for investing activities of $10.7 million. For the 2016 full year, NACCO generated consolidated cash flow before financing activities from continuing operations of $27.5 million, which was comprised of net cash provided by operating activities of $31.4 million less net cash used for investing activities of $3.9 million.
NACCO ended 2017 with consolidated cash on hand of $101.6 million, debt of $58.1 million and net cash of $43.5 million.
In February 2018, NACCO's Board of Directors authorized a stock buyback program to purchase up to $25 million of the Company's outstanding Class A common stock through December 31, 2019. The Company’s previously authorized share repurchase program expired on December 31, 2017. Under that program, NACCO repurchased approximately 109,300 shares for an aggregate purchase price of $6.0 million. The Company did not repurchase any shares during 2017.

Detailed Discussion of Results
North American Coal - Fourth Quarter Results

North American Coal's deliveries for the fourth quarter of 2017 and 2016 were as follows:

	2017	2016
Coal tons delivered	(in millions)
Unconsolidated mines	8.7	8.0
Consolidated mines	0.5	0.6
Total coal tons delivered	9.2	8.6
Limerock deliveries (cubic yards)	7.9	5.8

North American Coal reported income before income tax of $8.2 million and revenues of $26.4 million in the fourth quarter of 2017, compared with income before income tax of $1.1 million and revenues of $25.3 million in the fourth quarter of 2016.
Revenues increased moderately primarily as a result of higher royalty and other income, mostly offset by a substantial decrease in revenues at Mississippi Lignite Mining Company due to a decrease in tons delivered. Tons delivered declined because an increase in outage days at the customer's power plant in the fourth quarter of 2017 reduced customer requirements for coal.
Centennial had income before tax of $0.6 million in the fourth quarter of 2017 compared with a pre-tax loss of $2.9 million in the fourth quarter of 2016. Centennial's 2016 loss included a $3.3 million pre-tax charge related to the resolution of a legal matter.
Excluding Centennial, North American Coal's income before income tax improved substantially primarily as a result of higher royalty and other income, an increase in earnings at the unconsolidated mining operations and a reduction in lease expense. The increase in earnings at the unconsolidated mining operations was mainly due to an increase in deliveries to customers, as well as contractual escalation. An increase in North American Coal's operating expenses, primarily higher employee-related costs, as well as substantially lower results at Mississippi Lignite Mining Company due to fewer tons delivered and an increase in the cost per ton delivered, partially offset the improvement in income before income tax.

North American Coal - Full Year Results
North American Coal reported income before income tax of $37.2 million and revenues of $104.8 million for the year ended December 31, 2017, compared with income before income tax of under $0.1 million and revenues of $111.1 million for the year ended December 31, 2016. Results in 2016 include a non-cash asset impairment charge of $17.4 million at Centennial.
For the 2017 full year, Centennial generated operating profit of $0.5 million primarily as a result of a $3.1 million gain on sale of assets, a $2.8 million reduction in its mine reclamation liability and lower ongoing operating costs. These benefits were partially offset by a $1.0 million asset impairment charge.

North American Coal - Cash Flow Discussion
In 2017, North American Coal generated cash flow before financing activities of $37.1 million, comprised of net cash provided by operating activities of $48.6 million less net cash used for investing activities of $11.5 million. In 2016, North American Coal generated cash flow before financing activities of $31.0 million, comprised of net cash provided by operating activities of $34.9 million less net cash used for investing activities of $3.9 million.

NACCO & Other - Fourth Quarter and Full-Year 2017 Results
NACCO and Other, which includes the parent company operations and Bellaire Corporation, reported a loss from continuing operations before income tax of $2.4 million in the fourth quarter of 2017 compared with a loss from continuing operations before income tax of $1.4 million in the fourth quarter of 2016.
For the year ended December 31, 2017, NACCO and Other reported a loss from continuing operations before income tax of $8.1 million compared with a loss from continuing operations before income tax of $6.7 million for the year ended December 31, 2016.
The increase in both the fourth quarter and full year losses was primarily attributable to revisions of estimated long-term Bellaire mine reclamation expenses, partially offset by lower employee-related costs.

NACCO Consolidated Income Tax - Fourth Quarter and Full Year 2017
For the fourth quarter of 2017, NACCO reported consolidated income before income tax from continuing operations of $5.8 million and an income tax benefit from continuing operations of $3.9 million.  For the fourth quarter of 2016, NACCO reported a consolidated loss before income tax from continuing operations of $0.3 million and an income tax provision from continuing operations of $4.3 million.
For the year ended December 31, 2017, NACCO reported consolidated income before income tax from continuing operations of $29.1 million and an income tax provision on continuing operations of $0.6 million.  For the year ended December 31, 2016, NACCO reported a consolidated loss before income tax from continuing operations of $6.6 million and an income tax benefit from continuing operations of $9.6 million.
Income tax for the 2017 fourth quarter and full year includes a provisional discrete tax benefit of $4.5 million and $3.1 million respectively, related to U.S. tax reform. NACCO applied the intraperiod tax allocation rules to all periods shown to allocate the tax provision for income tax between continuing and discontinued operations. As a result of this intraperiod tax allocation, a comparison of the change in the income tax provision (benefit) between periods is not meaningful and the 2017 effective income tax rate is not indicative of future expectations.

Consolidated Outlook
In 2018, NACCO expects consolidated income before income tax from continuing operations to decrease compared with 2017 and expects an effective income tax rate in the range of 9% - 12%.

The effective income tax rate is affected by items such as percentage depletion and the mix of earnings, including losses at entities with higher effective income tax rates.
Income before income tax in 2017 included $4.6 million of gains on sales of assets, mostly realized at Centennial, and $2.8 million of favorable adjustments to Centennial mine reclamation liabilities. Excluding these favorable 2017 items, NACCO expects 2018 income before income tax to increase compared with the prior year primarily as a result of lower operating expenses, improved income at both the consolidated and unconsolidated mining operations and reduced interest expense. These improvements are expected to be partially offset by an anticipated substantial decrease in royalty and other income. Royalties on oil, gas and coal extracted by third parties are subject to changes in market forces and the activities of third parties, making it difficult to forecast whether recent high levels of income will continue.
At the consolidated mining operations, Mississippi Lignite Mining Company's 2018 full-year results are expected to improve over 2017 because customer demand is expected to return to historical levels due to an anticipated reduction in outage days at the customer's power plant. While the total number of power plant outage days for the full year is expected to decline, a majority of the outage days are expected to occur in the second half of 2018. As a result, pre-tax income in the first half of 2018 at Mississippi Lignite Mining Company is expected to be comparable to the first half of 2017. Pre-tax income in the second half of 2018 is expected to increase compared with the low income generated in the second-half of 2017. However, if customer demand remains low at Mississippi Lignite Mining Company, it could unfavorably affect North American Coal's 2018 and future earnings significantly.
Centennial's pre-tax loss in 2018 is expected to be modestly lower than its 2017 pre-tax loss excluding gains on sales of assets of $3.1 million and mine reclamation adjustments. Centennial will continue to evaluate strategies to optimize cash flow, including the continued assessment of a range of strategies for its remaining Alabama mineral reserves, including holding reserves with substantial unmined coal tons for sale or contract mining when conditions permit. Cash expenditures related to mine reclamation will continue until reclamation is complete, or ownership of, or responsibility for, the remaining mines is transferred.
Income from the unconsolidated mining operations is expected to be modestly higher in 2018 due in part to higher fees at Liberty Fuels and increases at North American Mining's unconsolidated limerock mining operations. North American Mining entered into a contract with a new customer in South Florida during the fourth quarter of 2017 that includes operation of a dragline and an electric rope shovel. North American Mining added two new contracts in 2017 that are expected to contribute to increases in earnings from the unconsolidated mining operations in 2018.
Bisti Fuels, one of North American Coal's unconsolidated mining operations, began operation at the Navajo mine on January 1, 2017. The customer's ability to take coal deliveries during the fourth quarter of 2017 was limited as the power plant's owners were installing additional environmental controls. Bisti Fuels expects the installation of this equipment to continue to limit the power plant's ability to take coal deliveries in the first half of 2018 as well, resulting in a significant reduction in coal deliveries and income in the first half of 2018 compared with 2017. However, Bisti's full-year 2018 income is expected to be comparable to 2017. Once installation is complete, this plant should enjoy the benefits of an improved environmental profile. Production at Bisti Fuels is anticipated to be 5 million to 6 million tons of coal per year when the plant is operating at expected levels, which is currently anticipated to occur in 2019.
On June 28, 2017, Southern Company and its subsidiary, Mississippi Power, suspended operations involving the coal gasifier portion of the Kemper County energy facility. Liberty Fuels, an unconsolidated mining operation, was the sole supplier of coal to fuel the gasifier under its contract with Mississippi Power. On February 8, 2018, Mississippi Power instructed Liberty Fuels to permanently cease all mining and delivery of lignite and to commence mine reclamation. The terms of the contract specify that Mississippi Power is responsible for all mine closure costs. Under the contract, Liberty Fuels is specified as the contractor to complete final mine closure and will receive compensation for these services. The customer’s decision to close the mine does not negatively impact NACCO’s earnings outlook for Liberty Fuels during 2018, but it does unfavorably affect North American Coal’s long-term earnings potential from this mine.
Cash flow before financing activities is expected to decrease substantially in 2018 compared with 2017. Capital expenditures are expected to be approximately $33 million in 2018 due to planned expenditures at both Mississippi Lignite Mining Company and North American Mining, which includes expenditures for new and replacement equipment and land required for future mining. Capital expenditures can vary significantly in any given year based on the type of asset needed and its relative cost.
While the current regulatory environment for development of new coal projects has improved, continued low natural gas prices and growth in renewable energy sources, such as solar and wind, could unfavorably affect the amount of electricity generation attributable to coal-fired power plants over the longer term. North American Coal continues to seek opportunities for new coal mining projects, although future opportunities are likely to be very limited. In addition, North American Coal continues to pursue additional non-coal mining opportunities, principally related to its North American Mining business and elsewhere where it might provide value-added services.

Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, March 8, 2018 at 8:00 a.m. Eastern Time. The call may be accessed by dialing (844) 855-9691 (Toll Free) or (647) 689-2407 (International), Conference ID: 6291859, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through March 15, 2018. The online archive of the broadcast will be available on the NACCO website.

Annual Report on Form 10-K
NACCO Industries, Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to NACCO Industries, Inc., 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 229-5130, or from NACCO Industries, Inc.'s website at www.nacco.com.

Non-GAAP and Other Measures
For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. The tax effect is based on the statutory tax rate generally applicable to the transaction or the effective income tax rate of the entity to which the disclosure relates. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's income from continuing operations.
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted income before income tax and Adjusted EBITDA differ from financial results measured in accordance with GAAP. The adjusted income before income tax is a GAAP financial measure adjusted to exclude the 2017 and 2016 Centennial results. Adjusted EBITDA from continuing operations is defined as income from continuing operations before asset impairment charge and income tax provision (benefit), plus net interest expense and depreciation, depletion and amortization expense. Adjusted income before income tax and Adjusted EBITDA from continuing operations in this press release are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Adjusted income before income tax and Adjusted EBITDA from continuing operations assist investors in understanding the results of operations of NACCO Industries, Inc. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or limerock requirements, (5) weather or equipment problems that could affect deliveries to customers, (6) changes in the power industry that would affect demand for North American Coal's reserves, (7) changes in the costs to reclaim North American Coal mining areas, (8) costs to pursue and develop new mining and value-added service opportunities, (9) changes to or termination of a long-term mining contract, or a customer default under a contract, (10) delays or reductions in coal deliveries at North American Coal's mines, (11) increased competition, including consolidation within the industry, and (12) the possibility that the impact of the U.S. Tax Cuts and Jobs Act could be less favorable than current estimates.

About NACCO Industries, Inc.
NACCO Industries, Inc. is the public holding company for The North American Coal Corporation. North American Coal operates surface mines that supply coal primarily to power generation companies under long-term contracts, and provides other value-added services to natural resource companies.  In addition, its North American Mining business maintains and operates draglines and other equipment under contracts with sellers of aggregates. North American Coal’s service-based business model aligns its operating goals with customers’ objectives.  For more information about NACCO Industries, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31		December 31
	2017	2016	2017	2016
	(In thousands, except per share data)

Revenues	$26,437	$25,303	$104,778	$111,081
Cost of sales	21,148	23,073	87,859	98,999
Gross profit	5,289	2,230	16,919	12,082
Earnings of unconsolidated mines	16,734	14,453	61,361	55,238
Operating expenses
Selling, general and administrative expenses	15,683	18,077	47,491	48,863
Centennial asset impairment charge	982	—	982	17,443
Amortization of intangible assets	482	567	2,123	2,503
(Gain) loss on sale of assets	(1,630)	(1,254)	(5,130)	170
	15,517	17,390	45,466	68,979
Operating profit (loss)	6,506	(707)	32,814	(1,659)
Other (income) expense
Interest expense	634	1,136	3,440	4,318
Income from other unconsolidated affiliates	(314)	(308)	(1,246)	(1,221)
Closed mine obligations	519	(1,162)	1,590	(214)
Other, net, including interest income	(87)	(78)	(72)	2,151
	752	(412)	3,712	5,034
Income (loss) from continuing operations before income tax provision (benefit)	5,754	(295)	29,102	(6,693)
Income tax provision (benefit) from continuing operations	(3,925)	4,321	639	(9,649)
Income (loss) from continuing operations	9,679	(4,616)	28,463	2,956
Discontinued operations, net of tax	493	28,747	1,874	26,651
Net Income	$10,172	$24,131	$30,337	$29,607

Basic earnings (loss) per share:
Continuing operations	$1.41	$(0.68)	$4.17	$0.43
Discontinued operations	$0.07	$4.24	$0.27	$3.91
Basic earnings per share	$1.48	$3.56	$4.44	$4.34

Diluted earnings (loss) per share:
Continuing operations	$1.40	$(0.68)	$4.14	$0.43
Discontinued operations	$0.07	$4.21	$0.27	$3.89
Diluted earnings per share	$1.47	$3.53	$4.41	$4.32

Dividends per share	$0.1650	$0.2675	$0.9775	$1.0650

Basic Weighted Average Shares Outstanding	6,848	6,777	6,830	6,818
Diluted Weighted Average Shares Outstanding	6,923	6,832	6,873	6,854

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2017	2016	2017	2016
	(In thousands)
Revenues
North American Coal	$26,437	$25,303	$104,778	$111,081
Total	$26,437	$25,303	$104,778	$111,081

Operating profit (loss)
North American Coal	$8,550	$1,966	$39,677	$5,619
NACCO and Other	(2,044)	(2,673)	(6,863)	(7,278)
Total	$6,506	$(707)	$32,814	$(1,659)

Income (loss) from continuing operations before income tax provision (benefit)
North American Coal	$8,177	$1,083	$37,231	$32
NACCO and Other	(2,423)	(1,378)	(8,129)	(6,725)
Total	$5,754	$(295)	$29,102	$(6,693)

ADJUSTED EBITDA RECONCILIATION (UNAUDITED)

	Quarter Ended
	3/31/2017	6/30/2017	9/30/2017	12/31/2017	Year Ended 12/31/2017
	(In thousands)
Net income	$4,978	$6,789	$8,398	$10,172	$30,337
Discontinued operations, net of tax	3,242	444	(5,067)	(493)	(1,874)
Centennial asset impairment charge	—	—	—	982	982
Income tax provision (benefit)	599	1,340	2,625	(3,925)	639
Interest expense	932	928	946	634	3,440
Interest income	(69)	(129)	14	(38)	(222)
Depreciation, depletion and amortization expense	3,180	3,243	3,157	3,187	12,767
Adjusted EBITDA from continuing operations*	$12,862	$12,615	$10,073	$10,519	$46,069

* Adjusted EBITDA from continuing operations in this press release is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA from continuing operations does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income, or as an indicator of operating performance. NACCO defines Adjusted EBITDA from continuing operations as income from continuing operations before asset impairment charge and income tax provision (benefit), plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA from continuing operations is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION (UNAUDITED)

ADJUSTED NORTH AMERICAN COAL INCOME BEFORE INCOME TAX PROVISION (BENEFIT)
	Three Months Ended		Year Ended
	December 31		December 31
	2017	2016	2017	2016
	(In thousands)
Gross profit (loss) - Centennial	$1,517	$249	$(1,620)	$(5,401)
Gross profit - other consolidated mines	314	1,406	7,971	13,980
Gross profit - royalty and other	3,601	661	10,847	3,762
Total gross profit	5,432	2,316	17,198	12,341
Earnings of unconsolidated mines	16,734	14,453	61,361	55,238
Operating expenses
Selling, general and administrative expenses	13,268	15,490	40,393	41,844
Centennial asset impairment charge	982	—	982	17,443
Amortization of intangibles	482	567	2,123	2,503
(Gain) loss on sale of assets	(1,116)	(1,254)	(4,616)	170
Operating profit	8,550	1,966	39,677	5,619
Other expense	373	883	2,446	5,587
Income before income tax provision (benefit)	$8,177	$1,083	$37,231	$32
Elimination of Centennial (1)	(562)	2,908	(425)	27,676
Adjusted North American Coal income before income tax provision (benefit) (2)	$7,615	$3,991	$36,806	$27,708

(1) During the fourth quarter of 2016, the Company recognized a charge of $3.3 million related to the resolution of a legal matter in Alabama. During the third quarter of 2016, the Company recognized an impairment charge of $17.4 million.

(2) Adjusted North American Coal Income Before Income Tax is a measure of income that differs from Income Before Income Tax measured in accordance with U.S. GAAP. Adjusted North American Coal Income Before Income Tax is adjusted to exclude Centennial's results. Management believes that Adjusted North American Coal Income Before Income Tax will assist the investor in understanding the results of operations of North American Coal. In addition, management evaluates results using this non-GAAP financial measure.

ROLLFORWARD OF CENTENNIAL ASSET RETIREMENT OBLIGATION (3)
	Three Months Ended		Year Ended
	December 31		December 31
	2017	2016	2017	2016
	(In thousands)
Balance at beginning of period	$18,409	$19,605	$18,171	$19,084
Liabilities settled during the period	(1,283)	(545)	(1,416)	(1,695)
Accretion expense	239	283	997	1,130
Revision of estimated cash flows	(2,364)	(1,172)	(2,751)	(348)
Balance at end of period	$15,001	$18,171	$15,001	$18,171

(3) The rollforward of Centennial's asset retirement obligation in this press release is provided solely as a supplemental disclosure with respect to the changes to the obligation including cash expenditures for mine reclamation. Liabilities settled during the period represent cash payments.